AMENDMENT AND CONSENT NO. 1 TO

FIRST LIEN TERM CREDIT AGREEMENT

THIS AMENDMENT AND CONSENT NO. 1 (“Amendment”), dated as of March 24, 2008, to that certain First Lien Term Credit Agreement, dated as of February 12, 2007 (the “Credit Agreement”), among FOAMEX L.P., a Delaware limited partnership (the “Borrower”), FOAMEX INTERNATIONAL INC., a Delaware corporation (“Holdings”), the lenders from time to time party thereto (the “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meaning set forth in the Credit Agreement (as amended hereby).

W I T N E S S E T H:

WHEREAS, Section 10.01 of the Credit Agreement permits the Credit Agreement to be amended from time to time with the consent of the Required Lenders;

WHEREAS, Section 10.01 of the Credit Agreement permits consents to be effective once such consent is given in writing and executed by the Required Lenders;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION ONE.        Amendments. Upon and subject to the Effective Date (as defined below), the Credit Agreement is amended as follows:

(a)       The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is replaced in its entirety with the following:

“Applicable Rate” means, with respect to any Loan, 2.25% per annum for Base Rate Loans and 3.25% per annum for Eurodollar Rate Loans.

(b)       Section 2.03(b)(ii) of the Credit Agreement is hereby amended by adding the following after the period:

“Notwithstanding the foregoing, this clause (ii) shall not apply to the first $15.0 million of Net Cash Proceeds of Asset Sales not described in clause (i) above received after the date of effectiveness of Amendment and Consent No. 1 to this Agreement (i.e., such $15.0 million shall be used to prepay Loans and is not permitted to be reinvested in accordance with this clause (ii).”

(c)       Section 2.03(d) of the Credit Agreement is hereby replaced with the following:

“(d)     Equity Offerings. (i) If any assignment of Second Lien Loans to Holdings pursuant to a First Permitted Offer (as defined in the Second Lien Credit Agreement) becomes effective, then no later than five Business Days following the receipt by Holdings of Net Cash Offering Proceeds (as defined below) from Applicable Cash Offerings (as defined below) with respect to such First Permitted Offer, the Borrower shall prepay Loans in an aggregate amount equal to 100% of such Net Cash Offering Proceeds and (ii) if Holdings receives any cash proceeds from the issuance or sale of Qualified Capital Stock of Holdings pursuant to the Equity Commitment Letters described in the Holdings’ Report on Form 8-K filed on February 13, 2008 to be used for funding ordinary course expenditures (the “Equity Letter Proceeds”), then no later than five Business Days following Holdings’ receipt thereof, the Borrower shall be required to make an optional prepayment of the Loans in an amount equal to the amount of such Equity Letter Proceeds. The term “Applicable Cash Offerings” means, with respect to any First Permitted Offer, any issuance or sale of Qualified Capital Stock of Holdings for cash that Holdings intends to be included in determining whether clause (iv) of Section 10.20(a)(2)(y) of the Second Lien Credit Agreement has been complied with in connection with such First Permitted Offer, including any such issuance or sale of Qualified Capital Stock pursuant to the Equity Commitment Letters referred to in the preceding sentence. “Net Cash Offering Proceeds” means the excess, if any, of (i) any cash proceeds(other than any Equity Letter Proceeds) from the issuance or sale of Qualified Capital Stock by Holdings in Applicable Cash Offerings over (ii) the sum of (w) all reasonable fees and expenses payable by Holdings or the Borrower in connection with Amendment and Consent No. 1 to this Agreement and Amendment No. 1 to the Second Lien Credit Agreement, (x) all reasonable fees, underwriting discounts, commissions, costs and other expenses incurred in connection with such Applicable Cash Offerings, the First Permitted Offer, any related transactions and any agreements entered into in connection therewith, (y) the aggregate amount of any accrued interest payable on any Second Lien Loans assigned pursuant to such First Permitted Offer if such accrued interest is payable on the closing date of such assignment pursuant to the terms of the First Permitted Offer and (z) the aggregate amount of any accrued interest payable on the portion of the Loans to be prepaid pursuant to this Section 2.03(d).”

SECTION TWO.        Consent. Upon and subject to the Effective Date (as defined below), the Required Lenders hereby consent to (i) the amendment of the Second Lien Credit Agreement to (A) permit Second Lien Obligations to be assigned to Holdings in exchange or as consideration for Qualified Capital Stock of Holdings and (B) provide that upon such assignment to Holdings, such Second Lien Obligations will be contributed to the Borrower and extinguished, in each case on terms substantially in accordance with new Section 10.20 of the Second Lien Credit Agreement as set forth in Exhibit A hereto (including payment of accrued interest in cash, if applicable), and (ii) the consummation of any one or more such transactions; provided that after the date of effectiveness of this Amendment and prior to or concurrently with the consummation of the First Permitted Offer, Holdings shall have received Equity Letter Proceeds and Net Cash Offering Proceeds from Applicable Cash Offerings of not less than $15.0 million in the aggregate.

SECTION THREE.    Conditions to Effectiveness. This Amendment shall become effective as of the date (the “Effective Date”) when all of the following conditions have been satisfied:

(a)       The Administrative Agent shall have received counterparts of this Amendment executed by the Borrower, the Administrative Agent and the Required Lenders (which for the avoidance of doubt shall be calculated after disregarding the Loans of Affiliated Lenders in the manner contemplated by the Affiliated Lender Agreements).

(b)       The Borrower shall have paid an amendment and consent fee (the “Amendment Fee”) to the Administrative Agent, for the ratable account of the Applicable Lenders (as defined below), equal to $3,450,000. The term “Applicable Lenders” shall mean each Lender that has delivered to the Administrative Agent an executed counterpart of this Amendment prior to noon, New York City time, on March 24, 2008 or such later date and time specified by the Borrower and notified in writing to the Lenders by the Administrative Agent.

(c)       The Administrative Agent shall have received an Officer’s Certificate executed by Holdings, dated the Effective Date, stating that the representations and warranties in Section Four are true and correct.

(d)       All fees and expenses payable on or before the Effective Date by the Borrower to the Administrative Agent (or its Affiliates) in connection with this Amendment, to the extent invoiced to the Borrower prior to the Effective Date, shall have been paid.

(e)       Amendment No. 1 of the Second Lien Credit Agreement in substantially the form attached hereto as Exhibit A shall have become or shall become concurrently effective.

Notwithstanding anything to the contrary herein, if the Amendment Fee is not paid and the Effective Date does not occur on or prior to March 27, 2008, this Amendment (other than Sections Five and Seven) shall be void and have no effect.

SECTION FOUR.      Representations and Warranties. The Loan Parties hereby represent and warrant that (i) no Default or Event of Default has occurred and is continuing, (ii) the execution and delivery of this Amendment and the performance of this Amendment, the Credit Agreement as amended by this Amendment (the “Amended Agreement”) and each other Loan Document has been duly authorized by all necessary action on the part of Holdings and the Borrower and (iii) this Amendment, the Amended Agreement and each other Loan Document constitutes the legal, valid and binding obligation of the Loan Parties party thereto, enforceable against them in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

SECTION FIVE.        Reference to and Effect on the Credit Agreement. On and after the Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in each of the Loan Documents to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as supplemented by this Amendment. The Credit Agreement and each of the other Loan Documents, as supplemented by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or any Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

SECTION SIX.          Costs and Expenses. The Borrower agrees to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and its Affiliates in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, if any.

SECTION SEVEN.    Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION EIGHT.     Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

FOAMEX L.P.

By:	FMXI, LLC, its Managing General Partner

By:	/s/ George L. Karpinski
Name:	George L. Karpinski
Title:	Vice President

FOAMEX INTERNATIONAL INC.

By:	/s/ George L. Karpinski
Name:	George L. Karpinski
Title:	Senior Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

BANK OF AMERICA, N.A., as

Administrative Agent

By:	/s/ Judy D. Payne
Name:	Judy D. Payne
Title:	Vice President